DARA BiOSciences™

DARA BiOSciences™ Advancing Medical Discoveries

1 NASDAQCM: DARA www.darabio.com A biopharmaceutical development company advancing therapeutics to proof-of-concept in man Filed Pursuant to Rule 433 Registration No. 333-165884 June 29, 2010 1

Registration Statement; Forward-
Looking Statements
Registration Statement; Forward-
Looking Statements
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC
FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU
SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS
THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER
AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE
SEC WEB SITE AT WWW.SEC.GOV. THE ISSUER, ANY UNDERWRITER OR ANY DEALER
PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU
REQUEST IT BY CALLING (919) 872-5578.  ALTERNATIVELY, YOU MAY ACCESS THESE DOCUMENTS
THROUGH THE “INVESTOR RELATIONS” SECTION OF THE ISSUER’S WEBSITE AT
WWW.DARABIO.COM.
CERTAIN STATEMENTS IN THIS DOCUMENT CONSTITUTE FORWARD-LOOKING STATEMENTS THAT
ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES, FORECASTS AND PROJECTIONS
REGARDING MANAGEMENT’S BELIEFS AND ASSUMPTIONS ABOUT THE INDUSTRY IN WHICH WE
OPERATE. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS, OUTCOMES OR BUSINESS
CONDITIONS WILL NOT DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN SUCH
FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING, AMONG
OTHERS, OUR LIMITED OPERATING HISTORY, UNPREDICTABILITY OF FUTURE PROGRAM
DISPOSITIONS AND OPERATING RESULTS, COMPETITIVE PRESSURES AND THE OTHER POTENTIAL
RISKS AND UNCERTAINTIES DISCUSSED IN THE RISK FACTORS SECTION OF THE PROSPECTUS
FOR THE OFFERING.
IN THIS DOCUMENT, WE REFER TO INFORMATION REGARDING POTENTIAL MARKETS FOR OUR
DRUG CANDIDATES AND OTHER INDUSTRY DATA. WE BELIEVE THAT ALL SUCH INFORMATION HAS
BEEN OBTAINED FROM RELIABLE SOURCES THAT ARE CUSTOMARILY RELIED UPON BY
COMPANIES IN OUR INDUSTRY. HOWEVER, WE HAVE NOT INDEPENDENTLY VERIFIED ANY SUCH
INFORMATION.

Core Objectives
Core Objectives
Build an active portfolio of 3 to 5 product
candidates that will participate in large and
growing markets;
Neuropathic Pain – Phase 2a successfully completed
Diabetes – Phase 1 results 2rd half 2010
Stem Cell – Preclinical results by end 2010
Rapidly progress to clinical development;
and
Partnering or Selling programs for late Stage
development & commercialization.

Discovery
Research
Pre-Clinical IND Phase I Phase II Phase III
DARA
FOCUS
DARA
FOCUS
HIGHEST
RISK
HIGHEST
$$$
Marketing
Approval
Drug
Discovery
Meet the pipeline appetite of mid and large pharma, while maximizing returns, minimizing risk and shortening the revenue generation timeframe
Acquisition, Development and Sale
Operational Model
10,000 10 1

Clinical & Preclinical Pipeline
Clinical & Preclinical Pipeline
Undergoing Clinical
Studies
Phase II
KRN5500 for Neuropathic Pain
including Chemotherapy Induced
Neuropathic Pain for Patients w/
Cancer
Successfully completed Phase
2a Study.  Collaboration with
NCI for Phase 2 Studies.
Phase I
DB959
for Type 2 Diabetes with
the potential  added benefit of
managing cholesterol
imbalances
Initiated Phase 1 Study with
Quintiles. Plan to report
results 2  half 2010.
Preclinical Programs
Library of Potent DPPIV inhibitors
Collaborating with America Stem Cell
for Animal Proof-of Concept –
Improvement of Homing and
Engraftment Efficiency of Stem Cell
Transplants*
Library of 1800 PPARs of diverse
moieties
Potential new uses:  (NAFLD)Fatty Liver,
Alzheimer's,  Autoimmune Diseases,
Malaria, Cystic Fibrosis
DB200 -
Topical for Plaque Psoriasis
* K.W. Christopherson II; Modulation of Hematopoietic Stem Cells; Science; vol.305
nd

Lead
Optimization
Preclinical Phase I
Phase 2a
Pipeline with Promise
KRN5500
Neuropathic Pain
DB959
T2D & Dyslipidemia
NAFLD*
Ulcerative Colitis**
Alzheimer’s***
DPPIV
inhibitors
Stem cell homing
& engraftment
DB900
T2D, MS, Alzheimer,
Autoimmune, Liver
DB200
Psoriasis
Highlights:
•
Proven effective 2a
• CIPN /Neuropathic
• Phase 2b  2010
• PPAR-delta/gamma
• First-in-Class
• US FDA cleared IND
• Phase 1 2010
• 2
nd
Generation Uses
• Collaboration
America Stem Cell
• Animal Proof-of-
Concept
• PPAR-pan
• Potential for other
high value indications
• Topical
• Plaque Psoriasis
*Petta et al., Digestive & Liver Disease, 2009 ** Pederson & Brynskov, Am J Gastroenterology, 2010 *** Landreth et al., Neurotherapeutics, 2008

o
o
Lead Underwriters Canaccord
Lead Underwriters Canaccord
Adams & Rodman & Renshaw
Adams & Rodman & Renshaw
o
o
Received final FDA approval for device
Received final FDA approval for device
o
Plan to price by mid 2010
In Addition
SurgiVision, Inc.
SurgiVision, Inc.
DARA
DARA
owns
owns ~ 1.6M shares & warrant
coverage for additional 405k shares; S-1 / IPO – filed

2008 2009 2010 2011 2012 2013 2014 2015 2016
2007 sales (US $ billion)
Risperdal $4.9
Enbrel $5.3
Seretide/Advair $7.1
Seroquel $4.6
Zyprexa $5
Plavix $7.3
Lipitor $13.5
Singulair $4.5
Aranesp $4.4
Nexium $7.2

DARA BiOSciences™
Advancing Medical Discoveries

Value of Phase 1 and 2
development deals
have increased by 75%
over 3 years
Phase I
Phase II
Phase III
400
350
300
250
200
150
100
50
0
Change in Cost of Deal Terms
by Clinical Phase of Asset* 2003
2006
160
280
*SOURCE: Jones, A. Minimizing Leakage of Value from R&D Alliances. Nature Reviews Drug Discovery. 2007, 6:711-719.
171
300
190
365
“Patent Cliffs”
The pharma industry will lose over
$63 billion of annual income due to
patent erosion by 2014
Prevailing M&A Environment

High Value Transactions
Happening Now
High Value Transactions
Happening Now
Diabetes
Announced June 8,2010
$1.105B plus Royalties
Forest Labs / TransTech
(TTP399)
• • $50M upfront payment $50M upfront payment
• • $1.1B Milestones $1.1B Milestones
• • Plus Royalties Plus Royalties
Status of TTP399
Status of TTP399
• • Phase 1 Phase 1
• • Largely unproven class of Largely unproven class of
molecule (glucokinase molecule (glucokinase
activators) activators)
Neuropathic Pain
Reported April 2010
$413M plus Royalties
BMS / Allergan (AGN-209323)
•
$40M upfront payment
•
$373M Milestones
•
Plus Royalties
Status of AGN-209323
•
Has not entered phase 1
•
Allergan retained ophthalmology
rights

Comparison to DARA Programs
Comparison to DARA Programs
Diabetes
Announced June 8,2010
$1.105B plus Royalties
Forest Labs / TransTech
(TTP399)
• • $50M upfront payment $50M upfront payment
• • $1.1B Milestones $1.1B Milestones
• • Plus Royalties Plus Royalties
Status of TTP399
Status of TTP399
• • Phase 1 Phase 1
•
Status of DB959
Phase 1 underway. First stage
to be completed September
2010
Well recognized and validated
target
Overall better preclinical profile
including the demonstrated
ability to positively effect
cholesterol profiles and lower
triglycerides
Demonstrated no weight gain
potential- same as placebo.\
Once-a-day, oral
10
Largely unproven class of
molecule (glucokinase
activators)

Neuropathic Pain
Reported April 2010
$413M plus Royalties
BMS / Allergan (AGN-209323)
•$40M upfront payment
•$373M Milestones
•Plus Royalties
Status of AGN-209323
•Has not even entered phase 1
•Allergan retained ophthalmology
rights
Status of KRN5500
Successfully completed
Phase 2 clinical study of
Neuropathic pain in cancer
Patients. Proof of concept in
man
Met its primary endpoint
Of reduction for Neuropathic
Pain p=0.03
Generally good safety profile
Has completed a strategic
Alliance with NCI to study
CINP in cancer patients

How Does DARA Stack Up?
How Does DARA Stack Up?
DARA products participate in large and growing markets
High value transactions frequent and occurring earlier in
development at higher $$ - the DARA business model
Engaged in multiple ongoing partnering discussions
Clear & well understood regulatory pathway(s)
Eliminate  many “Event Risks”
Deliver Strong IP (82 issued and 56 pending, US and
foreign)
Looming “Patent Cliffs”
Recent NME Approvals sluggish

CH3(CH2)8
O
N
H
O
N
H
HO
OH
HO
O
OH
NH
N
N
N
H
N

DARA BiOSciences™
Advancing Medical Discoveries

KRN5500
Treatment of Neuropathic Pain
Successfully completed proof-of-concept in Man/ Phase 2
Completed Strategic Alliance w/ National Cancer Institute
KRN5500
Treatment of Neuropathic Pain
Successfully completed proof-of-concept in Man/ Phase 2
Completed Strategic Alliance w/ National Cancer Institute

Phase 2a clinical results achieved Primary End Point -
Patients
receiving KRN5500 exhibited a statistically significant (p<0.03) median decrease in pain intensity from baseline (24%) compared to those receiving placebo (zero).
NCI Collaboration
- according to the recommendation of the Symptom
Management Quality of Life Steering Committee (SxQOL SC) and the Drug
Development Task Force (DDTF), the Division of Cancer Prevention has
entered into a Clinical Trials Agreement with DARA to continue clinical study of the efficacy of KRN5500 in CIPN.
KRN5500:  Effective Treatment of Neuropathic Pain
Potential of KRN5500 for neuropathic pain was first hypothesized after observation of a patient with severe long-standing neuropathic pain who had complete and sustained relief
[Borsook, Pain Medicine 2004]
Results of 3 subsequent animal studies demonstrated support for KRN5500 as possible treatment for neuropathic pain. [Abdi 2000; Kobierski 2000]

Complex pain usually resulting from disease or injury
Nerve fibers damaged or dysfunctional
Persists after damage & inflammation heal
Some causes are chemotherapy diabetes, HIV, shingles, traumatic damage
Chronic pain may lead to serious disability
Difficult to treat

DARA BiOSciences™
Advancing Medical Discoveries

Elements and Serious Consequences of Neuropathic Pain 15

Induced Neuropathic Pain
o
38% of cancer patients
treated with multiple agent chemotherapy
o
38% of HIV treated patients
reported neuropathic pain
Generally, neuropathic pain is significantly associated with disability in daily activities, unemployment, and reduced quality of life
Great Medical Need - Inadequate current therapies
o
Variable results with NSAIDs, gabapentin, pregabalin, opioids**, anti-depressants and anticonvulsives
o
No approved treatments for CIPN
Sales Potential
o
2007  $2.3 billion* Projected to be $6.3 billion in 2017*
*SOURCE: DataMonitor 2008** Animal Studies/ proliferation of cancer cells-depress immune system & angiogenesis
High Incidence with
Lack of Effective Treatment

≥			

DARA BiOSciences™
Advancing Medical Discoveries

Primary Efficacy
Endpoint
Average pain intensity over previous 24 hours as measured by Numeric
Rating Scale (NRS) ranging from 0 (no pain) to 10 (worst possible pain)
at each weekly clinic visit.  Enrollment criteria: patients with NRS score of 4 or greater.
KRN5500
(n = 12)
Placebo
(n = 7)
Primary Endpoint:
Median Decrease in Pain Intensity
from Baseline
24% 0 p-value = 0.03
% of Patients Achieving Pain
Reduction from Baseline of:
20%
83% 29%
p-value = 0.04
Responder Best Weekly Median
Decrease in NRS scores
from Baseline
29.5% 0
p-value = 0.02
Major Conclusions KRN5500 Demonstrates Statistical & Clinical
Significance in Pain Reduction over Placebo
KRN5500 Results:  Statistically Significant
For Primary Endpoint of Reduction in Pain

Percent Change from Baseline

DARA BiOSciences™

Advancing Medical Discoveries

Based on in-clinic NRS data at Endpoint
[last post-baseline assessment one week following a dose]
-40
-30
-20
-10
0
10
20
2 3 4 5 6 7 8 9 10 11
Visit (weeks)
Baseline Endpoint
Placebo
KRN5500
P=0.03
KRN5500 Results:  Statistically Significant
for Primary Endpoint of Reduction in Pain

Human Proof-of-Concept Successful Phase 2a
Non-Opioid Analgesic
No Major Safety Concerns Phase2a
Understood Regulatory Path
Phase 2b Mid-2010
$6.3B /2017
New Formulation Completed
No Approved Drug CIPN
Inadequate Therapies CIPN

DARA BiOSciences™ Advancing Medical Discoveries

KRN5500 Treatment of Neuropathic Pain in Patients with Cancer Summary 19

DB959
Once-a day, oral treatment of Type 2
Diabetes
Shown to be safe and effective in preclinical
studies
DB959
Once-a day, oral treatment of Type 2
Diabetes
Shown to be safe and effective in preclinical
studies
C H
3
O
N
O
C O
2
N a
O
D B 959N a

δ/γ

DARA BiOSciences™

Advancing Medical Discoveries

DB959: First-in-Class
PPAR (delta-gamma)
Agonist for Type 2 Diabetes
Good Safety and Efficacy Profile
Phase 1 Initiated - Results anticipated 2
nd
half 2010
Non TZD
Highly selective dual PPAR-delta/gamma agonist
No Weight Gain Observed
Improves dyslipidemia (cholesterol/triglycerides)
Oral, once-a-day

Economic
Impact
of Type 2 Diabetes
Economic
Impact
of Type 2 Diabetes
Worldwide Epidemic
Accounts for 90-95% of all diabetes
5
th
leading cause of death in U.S.
In 2008, oral antidiabetic sales = $11B
Projections for 2034:
o
o
U.S. Population:  44.1 M T2D patients
U.S. Population:  44.1 M T2D patients
o
o
U.S. medical spending:  $336 B / year
U.S. medical spending:  $336 B / year
o
o
Oral antidiabetic
Oral antidiabetic
sales:  $21 B
sales:  $21 B
Sources: World Health Organization, American Heart Assoc. Circulation; Huang et al., Diabetes Care 2009

Patients with Type 2 Diabetes Need More
than Glucose Control
Patients with Type 2 Diabetes Need More
than Glucose Control
o
> 85 % of patients have lipid abnormalities
o
o
~ 65 % of deaths are cardiovascular
~ 65 % of deaths are cardiovascular
o
o
< 10% of patients achieve combined targets for CV risk
< 10% of patients achieve combined targets for CV risk
factors (A1C ; blood pressure ; cholesterol)*
factors (A1C ; blood pressure ; cholesterol)*
o
Recent large clinical trials** have not demonstrated CV
benefits directly related to blood glucose reduction.
o
A targeted, intensified, multifactorial intervention addressing all risk factors for CV disease reduced macro- and micro-vascular event risk by 50%***.
* Saydah, NHANES data, JAMA 2004  **ACCORD, ADVANCE and VADT trials *** STENO-2

% Change
δ
δ/γ
δ/γ
γ
γ
δ/γ

DARA BiOSciences™
Advancing Medical Discoveries

-70
-50
-30
-10
10
30
Blood Glucose
db/db mice
HDLc
hApoA1 mice
Triglycerides
HFF hamster
DB959 Activity Profile
DB959 Activity Profile
Vehicle
DB959
rosi
GW501516
p<0.01
p<0.01
p<0.01
p<0.01
p<0.01
p<0.001

Change in mass (%)

DARA BiOSciences™ Advancing Medical Discoveries

0
2
4
6
8
10
12
14
Vehicle 100 mg/kg DB959 10 mg/kg rosiglitazone
Fat
Fat
Fat
Lean
Lean
Lean
DB959 Shows Less Weight Gain in
Diet-Induced Obese Mice than Rosiglitazone
DB959 Shows Less Weight Gain in
Diet-Induced Obese Mice than Rosiglitazone
Total body NMR results
21-day dosing
n = 10 - 12 per group
p<0.05
n.s.

What is Novel about DB959
What is Novel about DB959
Clinical Goal DB959 nonclinical pharmacology
Lower blood
glucose
> 50% reduction in glucose levels
Raise HDL 20% increase in HDL
Lower LDL 2-fold increase in HDL:LDL ratio
Lower
triglycerides
35 - 60% decrease in TG
DB959 has the potential to deliver glucose control and
reduce risk factors for CV events in patients with T2D.
A Peroxisome Proliferator Activated Receptor
delta/gamma dual agonist

✓	✓
	✓	✓
	✓	
	✓	✓
	✓	✓
	✓	✓
	✓	✓

DARA BiOSciences™ Advancing Medical Discoveries

Ideal
T2
D
Drug
DB959
Pre-clinical profile
Glucose Control
Increase HDL
Lower LDL To be determined
Raise HDL/LDL ratio
Lower Triglycerides
Weight Neutral
Safety
How Does DB959 Stack Up?
How Does DB959 Stack Up?
DB959 has the potential to deliver glucose control and
reduce risk factors for CV events in patients with T D.
2

DB959
Treatment of
T2D & Dyslipidemia
Huge Market
Highly Selective δ/γ PPAR
Non-TZD
Effective Glucose Reduction ~50%
No Weight Gain vs. Rosiglitazone
Lowers TG 30-60%
Raises HDL/LDL Ratio
Raises HDL 20%
Good Safety Profile
Once-a-Day Oral
Phase 1 Q1 2010

DARA BiOSciences™ Advancing Medical Discoveries

28 SUMMARY First-in-Class Dual PPAR Agonist Preclinical Study Results

Delivering Against Milestones
Delivering Against Milestones
Completed 2009/2010 equity financings~$8M
Reduced burn-rate by 71%
Successfully completed Phase 2 study KRN5500
Initiated Phase I study DB959
Established a strategic collaboration – NCI to fund clinical studies
Completed new and improved formulation for KRN5500
Presentations at domestic and international scientific
conferences
Presentations to the financial community

Key Events Balance of 2010
Key Events Balance of 2010
Complete Unit Offering by mid 2010
Report results for DB959 Phase 1 Study
Initiate Phase 2b for KRN5500
Publish manuscript of Phase 2a study results
for KRN5500
Leverage extensive PPAR library for indications beyond
Monetize investment in SurgiVision, Inc. – DARA owns ~1.6M shares
& warrants for additional 405k; S-1 / IPO filed on 12/23/09
Sidoti Micro-Cap Conference, NYC, June 25
OneMedForum Micro-Cap Conference, NYC, June 30
World Pharmaceutical Congress, “Annual Targeting Pain with Novel
Therapeutics” Meeting, Philadelphia, June 15-16
Third International Congress on Neuropathic Pain, Athens, May 29
13 World Congress on Pain, Montreal, August 20
Rodman & Renshaw – 12 Annual Healthcare Conference, New York,
September 12 – 15
th
th
th
th th
T2
D

DARA Investment Highlights
DARA Investment Highlights
Business model, strategy and timing on TARGET
DARA continues to pursue High value transactions
Strategic collaboration w/ National Cancer Institute
Phase 2a for KRN5500 successfully completed
Phase 1 for DB959 initiated w. results expected 2
nd
half 2010
Strong IP with 82 grants and 51 pending
Management with successful track record
SurgiVision has filed S1 IPO – DARA owns ~1.63M shares & warrants for additional 405,000 shares
Terms-Present Unit Offering Underwritten by C.K. Cooper &
Company
Size: up to $10,000,000
Unit consist of 1 share common stock and Class A and B warrants
Over-Allotment: 15%

Bayer

National Cancer Institute

KYOWA KIRIN Kyowa Hakko Kirin Co., Ltd.

MGH 1811

Tufts University

point Therapeutics

DARA BiOSciences™

Advancing Medical Discoveries

32 NuadaPharmaceuticals Inc.

DARA TEAM
DARA TEAM
Richard A. Franco, RPh - President, CEO, and Chairman
Senior positions in the pharmaceutical and medical industry for more than 35 years.
Before joining DARA, he co-founded LipoScience, Inc., a private medical technology and diagnostics company with $30M in revenues, and also served as president, CEO and director of the biopharmaceutical company Trimeris, Inc. (TRMS-Nasdaq). Mr. Franco counts more than a decade of experience with Glaxo Inc. (now GlaxoSmithKline (NYSE:
GSK)) and began his career with Eli Lilly and Company where he spent sixteen years. He also serves on the boards of Salix Pharma (SLXP:NASDAQ) and NeoMatrix, Inc..
Served on the boards of EntreMed (ENMD:NASDAQ), TriPath, Inc.(TRPT:NASDAQ),
and Tranzyme, Inc.
Ann A. Rosar, MBA - Chief Accounting Officer
Over twenty years experience in finance with publicly held companies and more than ten years experience regarding regulatory reporting requirements.
Linda G. Jett, MSN, RN – Clinical Director
Over 20 years research experience in academic and industry sectors.  Founded Jett
Research Consulting, providing clinical trial and project management services to the pharmaceutical industry.
Mary Kay Delmedico, PhD – Project Leader/Program Manager
Career includes over fifteen years experience in drug discovery, research and development, and program management in small to mid-sized companies. Record of accomplishment in innovation and in leadership of scientific project teams.

DARA TEAM (Continued)
DARA TEAM (Continued)
Lynn Morris – Sr. Manager, Investor Relations/Corporate Operations
Career spans over 30 years in the healthcare industry with experience in regulatory requirements and administration in the public and private sectors.
David J. Drutz, MD - Board Director
Career spans 36 years in clinical medicine and patient care, basic and clinical research, pharmaceutical and biotechnology operational and research management and venture capital.
Haywood D. Cochrane, Jr. - Board Director
Over 20 years of healthcare experience in executive and senior management positions, including Senior Vice President and COO of Roche Biomedical Laboratories, President
and CEO of Allied Clinical Laboratories and Executive Vice President and CFO of
Laboratory Corporation of America.
Gail F. Lieberman - Board Director
Founder and Managing Partner of Rudder Capital, LLC, which provides financial and strategic advisory services for middle-market companies including M&A advisory and strategic consulting. She has been a CFO for Fortune 500 companies: Thomson
Corporation’s Financial & Professional Publishing division, Moody’s Investor Service
(D&B) and Scali, McCabe, Sloves (Ogilvy Group).

DARA BiOSciences™

DARA BiOSciences™ Advancing Medical Discoveries

35 NASDAQ: DARA Q & A www.darabio.com